Exhibit 99.1

Richmond Mutual Bancorporation, Inc. Announces the Death of its Director W. Ray (Steve) Stevens, III

RICHMOND, INDIANA (November 30, 2020) – Richmond Mutual Bancorporation, Inc. (the “Company”) (NASDAQ: RMBI), parent company to First Bank Richmond, today announced the passing of W. Ray (Steve) Stevens, III. Mr. Stevens passed away unexpectedly on November 25, 2020 in his home. Mr. Stevens served as a director of First Bank Richmond for over 25 years and as a director of the Company since its formation in 2019. He also served as chair of the Company’s audit committee and as a member of its corporate governance and nominating committee.

Garry Kleer, Chairman of the Board, President and Chief Executive Officer of the Company and the Bank said, “We are deeply saddened by the passing of our director and friend. This is a major loss for us as Steve was an important member of our board, a key figure in what we have accomplished at the Bank, including our recent reorganization to a public company and stock offering, and, above all, a great human being.”

Mr. Stevens was the President and Owner of Stevens Wire Products, a manufacturer of wire products, from 1986 until his retirement in 2016. He is a past board member of the Wire Fabricators Association, the Richmond YMCA, the Richmond Redevelopment Commission, the Wayne County Chamber of Commerce and the Forest Hills Country Club and has supported various not-for-profit organizations in our community. Mr. Stevens graduated with a Bachelor of Science degree from Indiana University.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

Contacts

Richmond Mutual Bancorporation, Inc.

Garry D. Kleer, Chairman, President and Chief Executive Officer

Donald A. Benziger, Exec. VP/Chief Financial Officer

(765) 962-2581